PROMISSORY NOTE

US $1,000,000	Effective Date: January 4, 2019
FOR VALUE RECEIVED, the undersigned Sonic Foundry, Inc., a Maryland Corporation ("Borrower") promises to pay to Mark Burish, a Wisconsin resident (“Lender”), the principal sum of One Million Dollars (US $1,000,000.00), with interest on the unpaid principal balance at the rate of 9.25% percent per annum. Interest accrued on this Note shall be due and payable on each December , or the next business day if such day is not a day on which the national banking associations are open for business, of each year during the term of this Note. The then outstanding principal balance of this Note, plus any then unpaid accrued interest, shall be due and payable on January 4, 2020, or the next business day if such day is not a day on which the national banking associations are open for business. This Note may be prepaid at any time without penalty. All payments due under this Note shall be payable at 33 East Main Street, Suite 400, Madison, Wisconsin 53703, or such other place as may be designated by Notice to Borrower from or on behalf of Lender. If a transaction with Hale Capital Partners LLC is closed on terms and conditions as describrd in the attached term sheet, this Note will be paid by Borrower by issuing a substitute note (“Substitute Note”) on the same terms and conditions of and concurrently with the closing of the Hale Transaction; provided, however, the Substitute Note shall be subordinated to Hale and subject to an intercreditor agreement as reasonably requested by Hale. Like Hale, warrants shall be issued to Lender in connection with the Substitute Note equal to 15% of the amount outstanding under this Note divided by the Market Price on the date of the closing of the Hale transaction, and subject to the same terms and conditions of the warrant agreement granted to Hale.
Borrower waives presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness.
This Note shall be governed by the law of the State of Wisconsin, without reference to choice of law principles.
IN WITNESS WHEREOF, and in consideration of the Lender's agreement to lend Borrower the principal amount set forth above, Borrower has caused this Note to be signed and delivered by its duly authorized representative.
BORROWER:

ACCEPTED this 4th of January, 2019, on behalf of Sonic Foundry, Inc.

By:	/s/ Kenneth A. Minor
By:	Kenneth A. Minor
Title:	Chief Financial Officer